Press Release

Contact: Trey Whichard (713) 462-4239

Release: Immediately

BJ SERVICES EARNINGS IMPROVE 41% ON RECORD REVENUES

Houston, Texas. November 2, 2004. BJ Services Company (BJS-NYSE, CBOE, PCX) reported the highest revenue quarter in its history during its fourth fiscal quarter ended September 30, 2004. Earnings improved 41% to $0.52 per diluted share compared to the same quarter of the prior year.

Financial Results (in millions, except per share amounts)
	3 Months Ended
	9/30/04	6/30/04	9/30/03

Revenue	$694.5	$658.7	$588.6

Net Income	$85.6	$129.3(1)	$60.4

Diluted Earnings Per Share	$0.52	$0.79(1)	$0.37

(1) Includes $56 million profit after taxes for the Halliburton patent infringement award.

Sequentially, consolidated revenue for the quarter increased 5%. U.S./Mexico Pressure Pumping Services increased 1%, International Pressure Pumping Services increased 19% and Other Oilfield Services decreased 4%. Compared to prior year's fourth quarter, consolidated revenue increased 18%, with U.S./Mexico Pressure Pumping Services increasing 28%, International Pressure Pumping Services increasing 3%, and Other Oilfield Services up 25%.

Operating income margins during the quarter were 17.9%, up from 16.1% reported in the previous quarter and up from 15.5% reported in last year's fourth quarter. Sequential increases in operating income were generated throughout the Company, with the most significant contributor being Canada. The improvement year over year was primarily due to favorable margins on activity gains in the U.S. pressure pumping market.

Capital spending was $61.2 million for the quarter. Cash plus short term investments, as of September 30, 2004 was $650.9 million, which exceeded total debt by $152.4 million at September 30, 2004.

U.S./Mexico Pressure Pumping Services

The Company's U.S./Mexico Pressure Pumping Services revenue increased 1% sequentially. Despite a 5% increase in the combined U.S. and Mexico average drilling rig count and favorable pricing, revenues were negatively impacted by hurricanes in the Gulf of Mexico and lower Mexico activity.

Compared to the fourth quarter of the prior year, revenue in U.S./Mexico increased 28%, on the strength of a 13% combined average drilling rig count increase for the U.S. and Mexico and better pricing in the U.S. market.

International Pressure Pumping Services

International Pressure Pumping Services revenue increased 19% sequentially primarily from a 73% revenue increase in Canada. Drilling rig activity in Canada increased 61% during the fourth quarter as the market exited the spring break-up period. International revenue excluding Canada was up 4% sequentially, led by increased activity in Brazil and Argentina. These increases were offset somewhat by declines in the U.K. and Malaysia.

Year over year, International Pressure Pumping Services revenue was up 3% led by a Russia revenue improvement of 28%. In addition, revenue increased in Argentina and India but was partially offset by declines in Norway and Canada.

Other Oilfield Services

Revenue from the Company's Other Oilfield Services (completion fluids, completion tools, process and pipeline services, casing and tubular services and production chemical services) was down 4% sequentially. Process and Pipeline Services revenue was down 7% as they came off of their seasonally best quarter. Revenue from Completion Tools was down 10% and Completion Fluids was down 5% as a result of the Gulf of Mexico hurricanes. Compared to the fourth quarter of the prior year, revenue for these services increased 25%, with all services showing improvement.

Year in Review

Increased drilling activity in the U.S. and Canada, pricing improvement in the U.S. and improved revenue from all service lines in the Other Oilfield Services segment resulted in $2.6 billion of revenue for the fiscal year ended September 30, 2004. This represents a 21% increase over fiscal 2003 revenue of $2.1 billion. Earnings per diluted share for the fiscal year ended September 30, 2004 was $2.14, which includes $56 million profit after taxes for the Halliburton patent infringement award. Before inclusion of the income associated with the Halliburton award, earnings increased 54% from the $1.17 per diluted share generated during the fiscal year ended September 30, 2003.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, "Despite some significant disruptions in our business, the Company generated its highest ever revenue during the quarter and earnings were up nicely from the prior quarter. Excluding the Halliburton award, our income before taxes improved 22% sequentially and we began to see improvement in our international margins outside of Canada.

"We believe the worldwide market activity will remain strong into the foreseeable future. The U.S. and Canadian markets should continue improving and we expect to see growth in the international markets we have been targeting for expansion. We are projecting our fiscal 2005 revenue to increase about 10% versus fiscal 2004 and believe our earnings will improve 25 -- 30%, resulting in guidance for the 2005 fiscal year of $2.25 -- 2.35 per diluted share."

Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the September 2004 quarter compared to the June 2004 quarter (sequential), and September 2003 quarter (year over year -- quarter) and fiscal 2004 compared to fiscal 2003 (year over year -- fiscal). The information presented is based on the Company's combined service and product line offering by geographic region.
Geographic	Sequential	Year Over Year
		Quarter	Fiscal
U.S.	2%	30%	27%
Canada	56%	-3%	30%
	9%	23%	28%
Latin America (includes Mexico)	-3%	16%	17%
Europe/Africa	10%	5%	8%
Russia	-8%	28%	25%
Middle East	-14%	2%	9%
Asia Pacific	3%	9%	3%
	(1%)	10%	11%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing non-GAAP financial measures in today's earnings release conference call. The most common non-GAAP financial measure used by the Company is free cash flow. The reconciliations to the most comparable GAAP measure are posted on the Investor's section of our website at www.bjservices.com. The required disclosures for these measures were included in our September 30, 2003 Form 10-K, also posted on our website. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company has scheduled a conference call today to discuss the results of today's earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2622, ten minutes prior to the start time and give the conference code number 919351. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 919351. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for twelve months following the conference call.

Merrill Lynch Oil & Gas Exploration and Production and Oil Services Conference

Bill Stewart will present at the Merrill Lynch Oil & Gas Exploration and Production and Oil Services Conference on Thursday, November 4, 2004, at 10:05 a.m. Eastern Time (9:05 a.m. Central Time). Stewart's remarks will be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for 14 days.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
	(In thousands except per share data)
Revenue	$ 694,465	$ 588,597	$ 2,600,986	$ 2,142,877
Operating Expenses:
Cost of sales and services	511,910	451,571	1,952,230	1,665,545
Research and engineering	13,031	10,525	47,287	40,810
Marketing	21,887	19,215	82,105	73,665
General and administrative	22,499	16,493	80,540	69,449
(Gain)/loss on long-lived assets	1,164	(431)	3,209	167
Total operating expenses	570,491	497,373	2,165,371	1,849,636
Operating income	123,974	91,224	435,615	293,241
Interest expense	(4,068)	(4,484)	(16,389)	(15,948)
Interest income	3,076	1,096	6,073	2,141
Other income/(expense), net	224	(137)	83,232	(3,762)
Income before income taxes	123,206	87,699	508,531	275,672
Income tax expense	37,604	27,344	158,866	87,495
Net income	$ 85,602	$ 60,355	$ 349,665	$ 188,177

Earnings Per Share:
Basic	$0.53	$0.38	$2.18	$1.19
Diluted	$0.52	$0.37	$2.14	$1.17
Weighted Average Shares Outstanding:
Basic	161,499	158,287	160,179	157,943
Diluted	164,498	161,587	163,414	161,257
Supplemental Data:
Depreciation and amortization	$ 31,760	$ 30,327	$ 125,668	$ 120,213
Capital expenditures	61,248	45,801	200,577	167,183
U.S./Mexico Pressure Pumping Revenue	346,096	270,267	1,269,786	982,630
International Pressure Pumping Revenue	228,983	222,775	891,427	801,746
Other Oilfield Services Revenue	119,386	95,555	439,773	358,501
Debt	498,521	499,642

This press release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)